Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Investment Trust III:

We consent to the use of our report dated November 25, 2015, with respect to the financial statements of Nuveen Symphony High Yield Bond Fund, a series of Nuveen Investment Trust III, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-1A.

/s/ KPMG LLP

Chicago, Illinois

June 30, 2016